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                     FORM OF PRICING RECOMMENDATION LETTER

                            Date: January ___, 2000

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
601 West First Avenue
Spokane, Washington 99201-5015

Re:   Pricing Recommendation of Cruttenden Roth Incorporated
      Summit Securities, Inc., Offering of $50,000,000 in
      Principal Amount of Investment Certificates, Series B

Dear Mr. Sandifur:

      This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined subparagraph (b)(15) of Rule 2720 to the NASD Conduct Rules, as amended ("Rule 2720").

      Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yields on the Investment Certificates, Series B (which are based upon the computation set forth in Schedules A and B to the Agreement to Act as "Qualified Independent Underwriter" dated December 30, 1999, which is filed as
Exhibit 1.02 to the registration statement), are no lower than those which we would recommend.

      We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement filed by Summit Securities, Inc. with respect to the above-referenced matter.

                               Very Truly yours,

                               CRUTTENDEN ROTH INCORPORATED

                               By:________________________________

cc: National Association of Securities Dealers, Inc.